Exhibit 99.1

Guidance Software Announces Share Repurchase Authorization

PASADENA, California, August 18, 2008 (Business Wire) – Guidance Software, Inc. (NASDAQ: GUID), The World Leader in Digital Investigations™, announced today that its Board of Directors has authorized a program to repurchase shares of its common stock having an aggregate value of up to $8,000,000.

“The Board’s approval of this share repurchase program reflects its confidence in the long-term outlook for our business and its commitment to increase shareholder value,” said Victor Limongelli, President and Chief Executive Officer of Guidance Software. “We have a strong balance sheet and are well-positioned to execute on this share repurchase program while continuing to undertake growth initiatives.”

The share repurchase authorization is effective immediately. Acquisitions of shares may be made from time-to-time at management’s discretion, at prevailing prices in the open market, or in privately negotiated transactions, as permitted by securities laws and other legal requirements, and are subject to market conditions and other factors. The program may be discontinued at any time.

Forward Looking Statements:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations.

There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable.

There are also risks that the company’s pursuit of providing network security and eDiscovery technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that the company could fail to retain key employees; that changes in customer requirements and other general economic and political uncertainties could impact the company’s relationship with its customers; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Guidance Software’s periodic reports and registration statements filed with the Securities and Exchange Commission.

The company specifically disclaims any responsibility for updating these forward-looking statements.

About Guidance Software:

Guidance Software is recognized worldwide as the industry leader in digital investigative solutions. Its EnCase® platform provides the foundation for government, corporate and law enforcement organizations to conduct thorough, network-enabled, and court-validated computer investigations of any kind, such as responding to eDiscovery requests, conducting internal investigations, responding to regulatory inquiries or performing data and compliance auditing — all while maintaining the integrity of the data. There are more than 28,000 licensed users of the EnCase® technology worldwide, and thousands attend Guidance Software’s renowned training programs annually. Validated by numerous courts, corporate legal departments, government agencies and law enforcement organizations worldwide, EnCase has been honored with industry awards and recognition from eWEEK, SC Magazine, Network Computing, and the Socha-Gelbmann survey.

Source: Guidance Software

Bill Powell

Director of Investor Relations

(626) 229-9191 x133

investorrelations@guidancesoftware.com

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